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                                POGO PRODUCING COMPANY


                            ------------------------------


                                   First Amendment

                            Dated as of December 21, 1998

                                          to

                        Amended and Restated Credit Agreement

                              Dated as of August 1, 1997


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

               FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 21, 1998 (the "AMENDMENT"), between Pogo Producing Company, a Delaware corporation (the "BORROWER"), the various financial institutions which are or may become parties to the Credit Agreement, as amended hereby (collectively, the "LENDERS"), Bank of Montreal, acting through its Chicago, Illinois branch, (the "BANK"), as administrative agent (the "AGENT") for the Lenders, and Paribas, formerly known as Banque Paribas, as documentation agent (the "CO-AGENT", and together with the Agent, the "AGENTS"), for the Lenders,

                                 W I T N E S S E T H

     WHEREAS the Borrower, the Lenders, the Agent and the Co-Agent are parties to a certain Amended and Restated Credit Agreement, dated as of August 1, 1997, as previously amended (the "CREDIT AGREEMENT"); and

     WHEREAS the Borrower desires to amend certain provisions of the Credit Agreement;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. DEFINITIONS. Unless otherwise defined herein or the context otherwise requires, or except as the definition may be amended by this Amendment, terms used in this Amendment, including its preamble and recitals, shall have the meanings provided in the Credit Agreement, as hereby amended.

     2.   AMENDMENTS TO CREDIT AGREEMENT.

     (a) The PREAMBLE to the Credit Agreement is amended hereby in its entirety to the following:

     "    THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 1,
     1997, among POGO PRODUCING COMPANY, a Delaware corporation (the "BORROWER"), the various financial institutions which are or may become parties hereto (collectively, the "LENDERS"), and BANK OF MONTREAL, acting through its Chicago, Illinois branch ("the BANK"), as administrative agent (the "AGENT") for the Lenders and PARIBAS, formerly known as Banque Paribas, as documentation agent (the "CO-AGENT") for the Lenders,".

     (b) The definitions of "Alternate Thailand Reserve Report", "Alternate U.S Reserve Report", "Applicable Margin", "Borrowing Base", "Deficiency Period", "Loan Documents", "Non-Standard Determination", "Revolving Loan Commitment Amount", "Subordinated Indebtedness" and "U.S. Reserve Report" appearing in SECTION 1.1 of the Credit Agreement are amended hereby in their entirety to the following:

     "    "ALTERNATE THAILAND RESERVE REPORT" means a report, in form and detail satisfactory to the Agent and the Required Lenders, on reserves updated internally by the Borrower making adjustments for any changes in production volumes, expenses, Applicable Prices and for dispositions of properties in the six-month period subsequent to the immediately preceding Reserve Report Date and based upon the immediately preceding Thailand Reserve Report and, at the Borrower's option, for any acquisitions of properties not included in the immediately preceding Thailand Reserve Report or the restoration to the Borrowing Base of properties previously removed from the Borrowing Base by the Borrower."

     "    "ALTERNATE U.S. RESERVE REPORT" means a report, in form and detail satisfactory to the Agent and the Required Lenders, on reserves updated internally by the Borrower making adjustments for any changes in production volumes, expenses, Applicable Prices and for dispositions of properties in the six-month period subsequent to the immediately preceding Reserve Report Date and based upon the immediately preceding U.S. Reserve Report and, at the Borrower's option, for any acquisitions of properties not included in the immediately preceding U.S. Reserve Report or the restoration to the Borrowing Base of properties previously removed from the Borrowing Base by the Borrower."

     "    "APPLICABLE MARGIN" means:

          (a) for any time prior to or on the Revolving Loan Commitment Termination Date, (i) with respect to any Prime Rate Loan, LIBO Rate Loan or the Commitment Fees payable hereunder with respect to Tranche A, as the case may be, the applicable percentage per annum set forth below under the caption "Prime Spread", "LIBO Spread" or "Unused Fee", as the case may be, determined by reference to the percentage of the Borrowing Base that the outstanding Loans represent at that time:

-------------------------------------------------------------------------------
   BORROWING BASE USAGE          PRIME SPREAD   LIBO SPREAD   UNUSED FEE
-------------------------------------------------------------------------------

 75% of the Borrowing Base         0.25%          2.00%         0.375%
 LESS THAN outstanding Loans
 LESS THAN OR EQUAL TO 100%
 of the Borrowing Base
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 60% of the Borrowing Base         0.00%           1.75%        0.375%
 LESS THAN outstanding Loans
 LESS THAN OR EQUAL TO 75%
 of the Borrowing Base
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 40% of the Borrowing Base         0.00%           1.50%        0.250%
 LESS THAN outstanding Loans
 LESS THAN OR EQUAL TO 60%
 of the Borrowing Base
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
 Outstanding Loans LESS THAN       0.00%           1.25%        0.250%
 OR EQUAL TO 40% of the
 Borrowing Base
-------------------------------------------------------------------------------


     PROVIDED, HOWEVER, that during any Deficiency Period, then the "Prime Spread" with respect to Prime Rate Loans under Tranche A shall be "0.25%" per annum and the "LIBO Spread" with respect to LIBO Rate Loans under Tranche A shall be "2.50%" per annum, and (ii) with respect to any Prime Rate Loan or LIBO Rate Loan with respect to Tranche B, as the case may be, the "Prime Spread" shall be "0.75%" per annum and the "LIBO Spread" shall be "2.50%" per annum, PROVIDED, HOWEVER, that, notwithstanding the foregoing, if all outstanding amounts under Tranche B have not been repaid in full prior to February 28, 1999, then the "Prime Spread" with respect to Prime Rate Loans under Tranche A and Tranche B shall be "0.75%" per annum and the "LIBO Spread" with respect to LIBO Rate Loans under Tranche A and Tranche B shall be "2.50%" per annum; and

          (b) for any time after the Revolving Loan Commitment Termination Date, with respect to any Prime Rate Loan or LIBO Rate Loan, as the case may be, the "Prime Spread" shall be "0.25%" per annum and the "LIBO Spread" shall be "2.00%" per annum."

     "    "BORROWING BASE" means, at any time, that amount, determined in accordance with SECTION 2.6 and calculated using the Lenders' usual and customary criteria for oil and gas reserve evaluation. During the period from December 21, 1998, to the date of the next determination of the Borrowing Base pursuant to the provisions of SECTION 2.6, the amount of the Borrowing Base shall be Two Hundred Million Dollars ($200,000,000); PROVIDED, HOWEVER, that in the event that New Subordinated Debt is issued prior to April 30, 1999, then such Borrowing Base shall be reduced by 40% of the principal amount of such New Subordinated Debt."

     "    "DEFICIENCY PERIOD" means any period commencing upon any date that the Agent determines that the aggregate principal amount of all Senior Debt exceeds the Senior Debt Capacity then in effect, and continuing until the date that, pursuant to the redetermination of the Borrowing Base, or by reason of mandatory prepayments or scheduled repayments, with respect to Loans, the aggregate outstanding principal amount of Senior Debt no longer exceeds the Senior Debt Capacity."

     "    "LOAN DOCUMENT" means this Agreement, the Notes, any Subsidiary
      Guaranty and any Security Documents."

     "    "NON-STANDARD DETERMINATION" means a determination or
     redetermination of the Borrowing Base that may be made either (i) at the discretion of the Required Borrowing Base Lenders, no more than once during any six month period ending either October 31st, or April 30th, as applicable, or (ii) at the request of the

     Borrower, no more than once during any six month period ending either October 31st, or April 30th, as applicable, in either case as provided in SECTION 2.6(b)."

     "    "REVOLVING LOAN COMMITMENT AMOUNT" means, on any date,
     $250,000,000, as such Revolving Loan Commitment Amount may be changed from time to time pursuant to SECTION 2.2."

     "    "SUBORDINATED INDEBTEDNESS" means (i) the five and one half percent
     (5 1/2%) Convertible Subordinated Notes due 2006 issued by the Borrower pursuant to the Indenture dated as of June 15, 1996 between the Borrower and State Street Bank and Trust Company, as Trustee, (ii) the eight and three quarters percent (8 3/4%) Senior Subordinated Notes due 2007 issued by the Borrower pursuant to the Indenture dated as of May 15, 1997 between the Borrower and State Street Bank and Trust Company, as Trustee, (iii) the New Subordinated Debt, and (iv) new Indebtedness incurred, PROVIDED that:

               (a) such new Indebtedness has subordination terms not materially less favorable to the holders of the Notes than the then existing Subordinated Indebtedness unless such terms are approved by the Required Lenders;

               (b) the aggregate principal payments for such new Indebtedness scheduled to be paid (i) in any Fiscal Year ending prior to the Stated Maturity Date for the Term Loans are no greater than the aggregate principal payments under the existing schedule of principal payments of the Subordinated Indebtedness being repaid and (ii) prior to a period ending thirty-six (36) months after the Stated Maturity Date for the Term Loans shall not exceed the aggregate principal payments under the existing schedule of principal payments of the Subordinated Indebtedness being repaid;

               (c)  the maturity dates thereof are no earlier than thirty-six
          (36) months after the Stated Maturity Date of the Term Loans; and

               (d) other than with respect to issuance of the New Subordinated Debt on or before February 28, 1999, the Required Borrowing Base Lenders shall have the option for a period of 30 days after the issuance of Subordinated Indebtedness to adjust the Borrowing Base in effect at the time of the issuance of such Subordinated Indebtedness."

     "    "U.S. RESERVE REPORT" means a report of Ryder Scott Company
     Petroleum Engineers or other independent petroleum engineers satisfactory to the Agent and the Required Lenders showing, in form and detail satisfactory to the Agent and Required Lenders, such engineers' estimate of the Proved Reserves on the Borrowing Base Properties located in the United States or Canada and the future Gross Revenue and

     Future Net Income to be derived from such Proved Reserves as of the Reserve Report Date for each year. The Reserve Report shall estimate the Proved Reserves and income data for the Proved Developed Producing Reserves, the Proved Developed Shut-In Reserves, the Proved Developed Behind Pipe Reserves and the Proved Undeveloped Reserves, and shall, in each case, report only the Proved Reserves and income data attributable to Borrower's working interest percentage in or Borrower's pro rata share of, as the case may be, any Proved Reserves located on the Borrowing Base Properties located in the United States, less the Borrower's obligations or pro rata share of such obligations, as the case may be, for advance payments for each such property. All calculations including the calculation of Applicable Prices in the Reserve Report shall be made on a property-by-property and an interest-by-interest basis in order to reflect the varying royalties, costs and expenses, working interests and advance payments applicable to the various Borrowing Base Properties covered by the Reserve Report. Except as otherwise specifically required herein, the Reserve Report shall be prepared and presented in accordance with the requirements of the S.E.C. from time to time in effect."

     (c) SECTION 1.1 of the Credit Agreement is amended hereby by adding the following definitions of "Arch Subsidiaries", "Collateral", "Collateral Agent", "New Subordinated Capital", "New Subordinated Debt", "Required Borrowing Base Lenders", "Security Documents", "Senior Debt Capacity", "Tranche A" and "Tranche B" in appropriate alphabetical order:

     "    "ARCH SUBSIDIARIES" means Arch Petroleum, Inc., a Delaware corporation and its Subsidiaries."

     "    "COLLATERAL" is defined in SECTION 7.11."

     "    "COLLATERAL AGENT" means BMO Financial, Inc., its successor or such
     Person as may be designated pursuant to SECTION 11.14."

     "    "NEW SUBORDINATED CAPITAL" means the New Subordinated Debt, convertible preferred, preferred, common stock or any combination thereof issued by the Borrower in an aggregate principal amount of at least $125,000,000."

     "    "NEW SUBORDINATED DEBT" means up to $150,000,000 of subordinated
     Indebtedness which (i) complies with the requirements for new subordinated Indebtedness incurred contained in the definition of Subordinated Indebtedness and (ii) is issued on or before April 30, 1999."

     "    "REQUIRED BORROWING BASE LENDERS" means (a) with respect to any increase in the Borrowing Base, the Agent and Lenders holding at least 100% of the then aggregate outstanding principal amount of the Notes then held by the Lenders, or, if no such principal amount is then outstanding, the Agent and Lenders responsible for at least 100% of the then current Commitment Amount, and (b) with respect to any action other than an increase in the Borrowing Base, the Agent and Lenders holding at least 66 2/3% of the then aggregate outstanding principal amount of the Notes then held by the Lenders, or, if no such principal amount is then outstanding, the Agent and Lenders responsible for at least 66 2/3% of the then current Commitment Amount."

     "    "SECURITY DOCUMENTS" means, collectively, the Mortgage, Deed of
     Trust, Assignment, Security Agreement and Financing Statement from the Borrower or any of its Subsidiaries as the case may be, substantially in the form attached hereto as EXHIBIT G (with any modifications necessary to comply with applicable state laws or filing requirements), and any and all further documents, financing statements, agreements and instruments which may be required under applicable law, or which the Agent may reasonably request, in order to satisfy the requirements of
     SECTION 7.11."

     "    "SENIOR DEBT CAPACITY" means the sum of (i) the Borrowing Base then in effect PLUS (ii) when available, Tranche B."

     "    "TRANCHE A" means that portion of the Commitment Amount equal to the then effective Borrowing Base."

     "    "TRANCHE B" means (a) until April 30, 1999, a portion of the
     Commitment Amount equal to the greater of (i) $0 or (ii) the sum of Fifty Million Dollars ($50,000,000) LESS the proceeds from the issuance of New Subordinated Capital not allocated (as set forth in the definition of "Borrowing Base") to the reduction of the Borrowing Base, and (b) at all times after the date of the next scheduled determination of the Borrowing Base pursuant to the provisions of SECTION 2.6(a), $0."

     (d) SECTION 1.1 of the Credit Agreement is amended hereby by deleting the definitions of "Activation Amount", "Active Revolving Loan Commitment Amount", "Applicable Percentage", "Audited Reserve Report", "Implied Senior Debt Rating", "Inactive Revolving Loan Commitment Amount", "Majority Borrowing Base Lenders", "New Subordinated Indebtedness", "Revised Borrowing Base", "Thailand Borrowing Base", "Updated Reserve Report" and "U.S. Borrowing Base".

     (e)  The definition of "Borrowing Base Properties" appearing in SECTION
1.1 of the Credit Agreement is amended hereby (i) by inserting the phrase "or Canada" following in the phrase "properties located outside the United States", and (ii) by inserting the phrase "and properties owned by the Arch Subsidiaries" following in the phrase "other than Qualified Partnership Properties".

     (f) SECTION 2.1.1 of the Credit Agreement is amended hereby in its entirety to the following:

     "    SECTION 2.1.1  REVOLVING LOAN COMMITMENT.  From time to time on any
     Business Day occurring prior to the Revolving Loan Commitment Termination Date, each Lender will make revolving loans (relative to such Lender, its "REVOLVING LOAN") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing requested by the Borrower to be made on such day. The Commitment of each Lender described in this SECTION 2.1.1 is herein referred to as its "REVOLVING LOAN COMMITMENT". On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans attributable to Tranche A. On the terms and subject to the conditions hereof, the Borrower may borrow on December 21, 1998 the Revolving Loans attributable to Tranche B, may from time to time prepay such Revolving Loans attributable to Tranche B and such amounts may not be reborrowed."

     (g) SUBSECTION 2.1.3(a) and SUBSECTION 2.1.3(b) of the Credit Agreement are amended hereby in their entirety to the following:

     "    (a)  in the case of Revolving Loans, the aggregate outstanding principal amount of all Revolving Loans outstanding would exceed the lesser of (i) the Revolving Loan Commitment Amount and (ii) the Senior Debt Capacity then in effect minus all other Senior Debt outstanding;

          (b) in the case of Term Loans, the aggregate original principal amount of all Term Loans would exceed the lesser of (i) the Term Loan Commitment Amount and (ii) the Senior Debt Capacity then in effect minus all other Senior Debt outstanding;".

     (h) SECTION 2.2.1 of the Credit Agreement is amended hereby in its entirety to the following:

     "    SECTION 2.2.1  OPTIONAL.  The Borrower may, from time to time on any Business Day occurring after the time of the initial Borrowing hereunder, voluntarily reduce the amount of any Commitment Amount; PROVIDED, HOWEVER, that all such reductions shall require at least three Business Days' prior notice to the Agent, and such reduction of the Commitment Amount shall be in a minimum amount of $5,000,000 and in increments of $1,000,000."

     (i) SECTION 2.2.2 of the Credit Agreement is amended hereby by deleting SUBSECTION (c) thereof in its entirety.

     (j) SECTION 2.6 of the Credit Agreement is amended hereby in its entirety to the following:

     "    SECTION 2.6 DETERMINATION OF BORROWING BASE.  Upon delivery of a
     Reserve Report or Alternate Reserve Report pursuant to SECTION 7.2 hereof and PROVIDED, that such delivery shall be on or before the dates required therein, then:

               (a) With respect to the annual or semi-annual, as the case may be, determination of the Borrowing Base, the Agent will propose to the Lenders a Borrowing Base for acceptance by the Required Borrowing Base Lenders. If such Borrowing Base, as proposed by the Agent is accepted by the Required Borrowing Base Lenders, then such agreed Borrowing Base shall be communicated by the Agent to the Borrower on or before (i) the next April 30th, in the case of a Reserve Report and (ii) the next October 31st, in the case of an Alternate Reserve Report, and shall remain in effect until the next October 31st or April 30th; PROVIDED THAT if such proposed Borrowing Base is not approved by the Required Borrowing Base Lenders prior to the applicable date then, within thirty (30) days following the applicable date, the Required Borrowing Base Lenders will establish and agree to a Borrowing Base, and such amount will be promptly communicated to the Borrower; PROVIDED THAT the then current Borrowing Base shall remain in effect until the Borrower is notified of the new Borrowing Base. The new Borrowing Base shall become effective as of the date that the Borrower receives notification from the Agent of the new Borrowing Base. The Borrowing Base, as determined and established pursuant to this
          SECTION 2.6(a) shall be subject, at all times after April 30, 1999, to the redetermination of the then effective Borrowing Base as a result of a Non-Standard Determination.

               (b) With respect to a redetermination of the Borrowing Base resulting from a Non-Standard Determination, the Agent or the Required Lenders and the Borrower shall have the right, but not the obligation on no more than one occasion during each six month period ending on April 30th and October 31st, to notify the Borrower or the Agent, respectively, of its intent to perform a Non-Standard Determination of the Borrowing Base. In connection with the Non-Standard Determination and notwithstanding the delivery of any new Alternate Reserve Report, the Agent shall propose, and the Required Borrowing Base Lenders shall agree to and approve, a new Borrowing Base which shall become effective upon receipt by the Borrower of notice of such new Borrowing Base until such new Borrowing Base may be redetermined as a result of a scheduled semi-annual determination of the Borrowing Base pursuant to SECTION 2.6(a). In connection with any Non-Standard Determination, the Borrower shall deliver promptly upon the request of the Agent a new Alternate Reserve Report to the Agent."

     (k) SECTION 3.1 of the Credit Agreement is amended hereby by inserting the following SECTION 3.1.5 following SECTION 3.1.4 thereof:

     "    SECTION 3.1.5  REPAYMENT OF TRANCHE B.  The Borrower shall immediately repay all Loans outstanding under Tranche B on April 30, 1999; PROVIDED, HOWEVER, that in the event of any issuance of New Subordinated Capital prior to April 30, 1999, the Borrower shall within seven (7) days of such issuance repay Loans outstanding under Tranche B in an amount equal to the proceeds from the issuance of such New Subordinated Capital which were not allocated (as set forth in the definition of "Borrowing Base") to the reduction of the Borrowing Base."

     (l) SECTION 3.1.2 of the Credit Agreement is amended hereby in its entirety to the following:

     "    SECTION 3.1.2  MANDATORY PREPAYMENTS ON REVOLVING LOANS.  If at any
     time prior to the Revolving Loan Commitment Termination Date, the aggregate principal amount of all Senior Debt outstanding shall exceed the Senior Debt Capacity then in effect, the Borrower shall forthwith repay the Revolving Loans in an aggregate amount equal to such excess; PROVIDED that with respect to prepayment of amounts outstanding under Tranche A, Borrower shall have the option to prepay such Revolving Loans under Tranche A, in no more than five substantially equal monthly installments, in an amount such that upon the conclusion of such mandatory prepayments, the aggregate principal amount of all outstanding Senior Debt will not exceed the Senior Debt Capacity. If the aggregate principal amount of all Senior Debt outstanding exceeds the Senior Debt Capacity at any time, the first such payment pursuant to the proviso in the preceding sentence shall be due within 90 days after the commencement date of a Deficiency Period, and the remaining payments shall be due on the numerically corresponding day of each of the subsequent months. If a subsequent month does not contain a numerically corresponding day, the Borrower shall make such payment on the last Business Day of such month, or if the numerically corresponding day is not a Business Day, such payment will be due on the preceding Business Day."

     (m) SECTION 3.1.3 of the Credit Agreement is amended hereby in its entirety to the following:

     "    SECTION 3.1.3  MANDATORY PREPAYMENTS ON TERM LOANS.  If at any time after the making of the Term Loans, the aggregate principal amount of all Senior Debt outstanding shall exceed the Borrowing Base then in effect, the Borrower shall, at the Borrower's option, either (i) forthwith repay the Term Loans in an aggregate amount equal to such excess or (ii) prepay the Term Loans, in no more than five substantially equal monthly installments, in an amount such that upon the conclusion of such mandatory prepayments, the aggregate principal amount of all outstanding Senior Debt will not exceed the Borrowing Base. If the aggregate principal amount of all Senior Debt outstanding exceeds the Borrowing Base at any time, the first such payment pursuant to CLAUSE
     (ii) above shall be due within 90 days after the commencement date of a Deficiency Period, and the remaining payments shall be due on the numerically corresponding day of each of the subsequent months. If a subsequent month does not contain a numerically corresponding day, the Borrower shall make such payment on the last Business Day of such month, or if the numerically corresponding day is not a Business Day, such payment will be due on the preceding Business Day. Mandatory prepayments pursuant to this SECTION 3.1.3 shall be in addition to and not in lieu of payments required pursuant to SECTION
     3.1.1. Mandatory prepayments pursuant to this SECTION 3.1.3 shall be applied to the next scheduled repayment or repayments required pursuant to SECTION 3.1.1 if, as of such repayment date, after giving effect to such scheduled repayment, the aggregate principal amount of all Senior Debt outstanding does not exceed the Borrowing Base then in effect, however, the repayments pursuant to SECTION 3.1.1 shall always be required."

     (n) SECTION 3.3.1 of the Credit Agreement is amended hereby in its entirety to the following:

     "    SECTION 3.3.1  RATES.  Pursuant to an appropriately delivered
     Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

               (1) on that portion maintained from time to time as a Prime Rate Loan with respect to Tranche A, equal to the sum of the Prime Rate from time to time in effect PLUS the Applicable Margin applicable to Tranche A from time to time in effect;

               (2) on that portion maintained from time to time as a Prime Rate Loan with respect to Tranche B, equal to the sum of the Prime Rate from time to time in effect PLUS the Applicable Margin applicable to Tranche B from time to time in effect;

               (3) on that portion maintained as a LIBO Rate Loan with respect to Tranche A, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate for such Interest Period PLUS the Applicable Margin applicable to Tranche A; and

               (4) on that portion maintained as a LIBO Rate Loan with respect to Tranche B, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate for such Interest Period PLUS the Applicable Margin applicable to Tranche B.

     The LIBO Rate for any Interest Period for LIBO Rate Loans will be determined by the Agent on the basis of the applicable rates furnished to and received by the Agent from the Reference Banks, two Business Days before the first day of such Interest

     Period. All Fixed Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Loan."

     (o) SECTION 3.4.1 of the Credit Agreement is amended hereby in its entirety to the following:

     "    SECTION 3.4.1  COMMITMENT FEE.  The Borrower agrees to pay to the
     Agent for the account of each Lender, for the period (including any portion thereof when any of Commitments are suspended by reason of the Borrower's inability to satisfy any condition of ARTICLE V) commencing on the Effective Date and continuing through the Revolving Loan Commitment Termination Date, commitment fees (collectively, the "COMMITMENT FEES") at a rate per annum for each day of such period equal to the percentage set forth under the "Unused Fee" column of the Applicable Margin times such Lender's respective Percentage of the sum of the average daily unused portion of Tranche A. Fees payable pursuant to this SECTION 3.4.1 shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first such day following the Effective Date, and on the Revolving Loan Commitment Termination Date."

     (p) SUBSECTION 5.2.1(d) of the Credit Agreement is amended hereby in its entirety to the following:

     "    (d)  the Senior Debt outstanding does not exceed the Senior Debt
     Capacity and the Borrower is in compliance with the Current Ratio and Fixed Charge Coverage Ratio as required by SECTIONS 8.4(c) and 8.4(d), respectively, and, immediately after giving effect to the proposed Borrowing, Senior Debt shall not exceed the Senior Debt Capacity then in effect and the Indebtedness of the Borrower shall not exceed the amount permitted under CLAUSE (a) of SECTION 8.4."

     (q) SUBSECTION 6.2(c) of the Credit Agreement is amended hereby in its entirety to the following:

     "    (c)  result in, or require the creation or imposition of, any Lien on any properties of the Borrower or its Subsidiaries except as Liens will be imposed, created, or required upon execution and delivery of the Security Documents pursuant to SECTION 7.11."

     (r) ARTICLE VI of the Credit Agreement is amended hereby by inserting the following SECTION 6.18 following SECTION 6.17 thereof:

     "    SECTION 6.18  YEAR 2000 MATTERS.  Any reprogramming required to permit the proper functioning in all respects (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year
     2000) in and following the year 2000, of material computer systems and other material equipment containing embedded microchips, in either case owned or operated by Borrower or any Subsidiary, and the testing of all such systems and other equipment as so reprogrammed, will be completed by December 31, 1999. Prior to December 31, 1999, the Borrower shall have made reasonable inquiry of parties whose operations are material to the Borrower's and its Subsidiaries' business, taken as a whole, and who have computer systems and other equipment containing embedded microchips, as to such parties' preparedness for any impairments to such systems resulting from the occurrence of the year 2000. The costs to the Borrower and its Subsidiaries that have not been incurred as of the date hereof for such reprogramming and testing and for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips owned or operated by Borrower or any Subsidiary due to the occurrence of the year 2000 could not reasonably be expected to result in a Default or Event of Default."

     (s) SUBSECTION 7.2(c)(i)(B) of the Credit Agreement is amended hereby in its entirety to the following:

     "(B) the Borrower has fulfilled all its obligations under this Agreement, the Notes and the other Loan Documents".

     (t) SUBSECTION 7.2(e) of the Credit Agreement is amended hereby in its entirety to the following:

     "    (e)  (i) as soon as available, but in no event later than 90 days after the close of each Fiscal Year of the Borrower, commencing with the Fiscal Year ended December 31, 1998, Reserve Reports prepared by Ryder Scott Company Petroleum Engineers or another independent engineering firm acceptable to the Agent and the Required Lenders as of January 1 of the next succeeding year, and (ii) as soon as available, but in no event later than 45 days after each June 30, commencing June 30, 1999, Alternate Reserve Reports dated as of July 1;".

     (u) SUBSECTION 7.2(m) of the Credit Agreement is amended hereby in its entirety to the following:

     "    (m)  as soon as reasonably possible and in any event within ten
     (10) Business Days if the principal of the Senior Debt outstanding (including the Loans) shall exceed the Senior Debt Capacity then in effect, notice of such excess."

     (v) ARTICLE VII of the Credit Agreement is amended hereby by inserting the following SECTION 7.11 following SECTION 7.10 thereof:

     "    SECTION 7.11  SECURITY DOCUMENTS.  If the Borrower fails to issue the New Subordinated Capital prior to February 28, 1999, then, without affecting in any way any other rights of the Lenders hereunder, the Borrower shall:

                    (i) duly execute and deliver to the Collateral Agent and cause each such Security Document to be filed, registered and recorded, as the law may require or the Agent may request, in each jurisdiction where so required or requested, and deliver to the Collateral Agent an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration and recordation, in order to mortgage, assign, grant a security interest in and pledge to the Collateral Agent, acting on behalf of the Lenders, right, title and interest (and, with respect to any Qualified Partnership Properties, the Borrower's PRO RATA share of the right, title and interest of any partnership Subsidiary) in and to the Borrowing Base Properties located in the United States, and the proceeds thereof, having a Discounted Present Value, as of the date of the most recent Reserve Report, of 80% of the Discounted Present Value of such Borrowing Base Properties (the "COLLATERAL") in such request, and to perfect and evidence the first priority of all such Security Documents (subject to liens and encumbrances permitted by the terms of such instruments); PROVIDED that the Borrower shall not, and shall not permit any of its Subsidiaries to, on or after the Effective Date enter into any amendment of any such contract or agreement, or enter into any other contract or agreement, that in either case would result in any additional such material consent, authorization or approval requirement; and

                    (ii) deliver to the Agent, prior to March 31, 1999, evidence acceptable to the Agent, in its reasonable discretion, indicating that a Security Document covering 80% of the Discounted Present Value of the Borrowing Base Properties located in the United States have been filed, registered and recorded, as the law may require or the Agent may request, in each jurisdiction where so required or requested.

     The Borrower further agrees to execute, or cause its Subsidiaries to execute, any and all further documents, financing statements, agreements and instruments, and take all further actions (including filing Uniform Commercial Code financing statements), which may be required under applicable law, or which the Agent may reasonably request, in order to effectuate the transactions contemplated by this Agreement and in order to grant, preserve, protect and perfect the validity and first priority of any security interests created pursuant to CLAUSE (i) above. The Borrower will also provide and cause its Subsidiaries to provide at their own expense to the Agent such title opinions, operating agreements and other instruments and documents relating to the Collateral then in the possession of the Borrower or any Subsidiary as the Agent may reasonably request."

     (w) SECTION 8.2 of the Credit Agreement is amended hereby by (i) deleting "or;" at the end of SUBSECTION (a) thereof, (ii) replacing "." following SUBSECTION (b) thereof with "; or", and (iii) inserting the following SUBSECTION (c) following SUBSECTION (b) thereof:

     "    (c)  create, incur, assume or suffer to exist or otherwise become or be liable in respect of any subordinated Indebtedness except as specifically permitted by the definition of "Subordinated Indebtedness"."

     (x) SECTION 8.3 of the Credit Agreement is amended hereby by (i) deleting "and" at the end of SUBSECTION (l) thereof, (ii) replacing "." following SUBSECTION (m) thereof with "; and", and (iii) inserting the following SUBSECTION (n) following SUBSECTION (m) thereof:

     "    (n)  Liens securing payment of the Senior Debt, granted pursuant to any Security Document executed by the Borrower pursuant to SECTION 7.11."

     (y) SUBSECTION 8.6(b)(i) of the Credit Agreement is amended hereby by replacing "August 1, 2000" with "July 1, 2000".

     (z) SECTION 10.3 of the Credit Agreement is amended hereby in its entirety to the following:

     "    SECTION 10.3 EXCULPATION.  Neither the Agent, the Co-Agent nor any
     of their directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for their own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens which may be created in the future by any of the Security Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any Collateral nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. The Agent and the Co-Agent shall each be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent or the Co-Agent believes to be genuine and to have been presented by a proper Person."

     (aa) SUBSECTION 11.1(b) of the Credit Agreement is amended hereby in its entirety to the following:

     "    (b)  modify this SECTION 11.1, change the definition of "REQUIRED
     LENDERS", increase any Commitment Amount or the Percentage of any Lender, change the definition of "PRIME RATE" or "LIBO RATE" to reduce interest payable or the Applicable Margin by the Borrower, reduce any fees described in ARTICLE III, release any Collateral, or extend any Revolving Loan Commitment Termination Date or Term Loan Commitment Termination Date, without the consent of each Lender and each holder of a Note;".

     (bb) SECTION 11.3 of the Credit Agreement is amended hereby by (i) deleting "and" at the end of SUBSECTION (a), (ii) relettering SUBSECTION (b) thereof as SUBSECTION (c), and (iii) inserting the following SUBSECTION (b) following SUBSECTION (a) thereof:

     "    (b)  any costs incurred pursuant to obtaining a security interest in the Borrower's property, including fees and disbursements to special counsel to Lenders and expenses of any filing, recording, refiling or rerecording of the Security Documents and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance which may be required to be filed or recorded or refiled or rerecorded pursuant to the terms of SECTION 7.11 or relating to any Lien for benefit of the Lenders, and".

     (cc) SECTION 11.4 of the Credit Agreement is amended hereby by replacing "the Co-Agents and each Agent" with "the Agent, the Collateral Agent and the Co-Agent".

     (dd) ARTICLE XI of the Credit Agreement is amended hereby by inserting the following SECTION 11.14 following SECTION 11.13 thereof:

     "    SECTION 11.14  COLLATERAL AGENT.  Each Lender and BMO Financial,
     Inc. hereby agree that, upon the execution and delivery of any Security Document pursuant to SECTION 7.11, BMO Financial, Inc. shall serve as Collateral Agent and each Lender hereby appoints BMO Financial, Inc. as its Collateral Agent under and for purposes of the Security Documents. Each Lender and the Borrower also agree that, upon the execution and delivery of any Security Document pursuant to SECTION 7.11, all benefits of ARTICLE X shall inure to the benefit of BMO Financial, Inc., as if it were Agent, as to any actions taken or omitted to be taken while it acts as Collateral Agent and BMO Financial, Inc., in its capacity as Collateral Agent shall, in addition, become vested with all rights, privileges and protections afforded to the Agent pursuant to SECTION 11.1(d) and 11.3. Nothing contained herein or in the Exhibits hereto shall require BMO Financial, Inc. to act as Collateral Agent under the Security Documents unless it receives such indemnifications and other assurances as it deems appropriate in its sole discretion and in the event that BMO Financial, Inc. does not act as Collateral Agent, the Required Lenders may designate another Collateral Agent."

     (ee) The second paragraph of EXHIBIT B - BORROWING REQUEST to the Credit Agreement is amended hereby by deleting the second and third sentences of such paragraph in their entirety.

     (ff) The Credit Agreement is hereby amended by inserting EXHIBIT G to this Amendment as EXHIBIT G to the Credit Agreement following EXHIBIT F to the Credit Agreement.

     3.   REPRESENTATIONS AND WARRANTIES.

     In order to induce the Lenders and the Agents to enter into this Amendment, the Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in ARTICLE VI of the Credit Agreement (except to the extent any such representation and warranty relates solely to an earlier date) and additionally represents and warrants as follows:

     3.1 ORGANIZATION. The Borrower and each of its corporate Subsidiaries is a corporation validly organized and existing and in good standing under the laws of the state, or country, of its incorporation, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where failure to qualify would not have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries taken as a whole or the Borrower's ability to perform the Loan Documents, as such may be amended hereby, or this Amendment. Each of the Borrower's Subsidiaries which is organized as a partnership is validly organized and existing and in good standing under the laws of the state of its formation, and is duly qualified to do business and is in good standing as a foreign partnership where the nature of its business requires such qualification, except where failure to qualify would not have a material adverse effect on the business or financial condition of the Borrower, or the Borrower and its Subsidiaries taken as a whole or the Borrower's ability to perform under the Loan Documents, as such may be amended hereby, or this Amendment. The Borrower and each of its Subsidiaries has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under the Credit Agreement, as amended hereby, each other Loan Document and this Amendment and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

     3.2 DUE AUTHORIZATION, NON-CONTRAVENTION. The execution, delivery and performance by the Borrower of this Amendment and the consummation of the transactions contemplated hereby and by the Credit Agreement as so amended, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not

               (a)  contravene the Borrower's Organic Documents;

               (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower or any Subsidiary; or

               (c) result in, or require the creation or imposition of, any Lien on any properties of the Borrower or its Subsidiaries except as Liens will be imposed, created, or required upon execution and delivery of the Security Documents pursuant to SECTION 7.11 of the Credit Agreement.

     3.3 GOVERNMENTAL APPROVAL. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by the Borrower of this Amendment.

     3.4 VALIDITY, ETC. This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as such enforceability is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar law relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including concepts of materiality, reasonableness, good faith and fair dealing.

     4.   COVENANT.

     The Borrower agrees that, at the request of the Agent, Borrower will enter into a restated Credit Agreement with the Agent, the Co-Agent and the Lenders in substantially the form of the Credit Agreement as amended by this Amendment.

     5.   EFFECT OF AMENDMENT.

     This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

     6.   GOVERNING LAW, SEVERABILITY, ETC.

     THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

     THIS WRITTEN AMENDMENT AND THE CREDIT AGREEMENT AS AMENDED BY THIS AMENDMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     7.   MISCELLANEOUS.

     7.1 SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     7.2 COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     7.3 EFFECTIVENESS. This Amendment shall become effective when (i) counterparts hereof executed on behalf of the Borrower and each Lender (or notice thereof satisfactory to the Agent) shall have been received by the Agent, (ii) Agent has received, for the account of each Lender, the amendment fee described in that certain fee letter agreement dated of even date with this Amendment, between the Borrower and the Agent, (iii) when the Agent and the Co-Agent shall have received the fees described in those certain fee letter agreements dated of even date with this Amendment, between the Borrower and the Agent and the Co-Agent, respectively, and (iv) notice thereof shall have been given by the Agent to the Borrower and each Lender.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first written above.


                             POGO PRODUCING COMPANY


                             By: /s/ JOHN W. ELSENHHANS
                                 ----------------------
                             Name:  John W.  Elsenhans
                             Title: Vice President and Chief Financial Officer

                             BANK OF MONTREAL, acting through its U.S. branches and agencies, including initially its Chicago Illinois branch, as Agent


                             By: /s/ ROBERT L. ROBERTS
                                 ---------------------
                             Name:  Robert L. Roberts
                             Title: Director, U.S. Corporate Banking

                             PARIBAS, formerly known as Banque Paribas, as Co-Agent


                             By: /s/ BARTON P. SCHOUEST
                                 ----------------------
                             Name:  Barton P. Schouest
                             Title: Managing Director

                             By: /s/ DOUGLAS R. LIFTMAN
                                 ----------------------
                             Name:  Douglas R. Liftman
                             Title: Vice President

                             BANK OF MONTREAL, as a Lender


                             By: /s/ ROBERT L. ROBERTS
                                 ---------------------
                             Name:  Robert L. Roberts
                             Title: Director, U.S. Corporate Banking

                             PARIBAS, formerly known as Banque Paribas, as a Lender


                             By: /s/ BARTON P. SCHOUEST
                                 ----------------------
                             Name:  Barton P. Schouest
                             Title: Managing Director

                             By:/s/ DOUGLAS R. LIFTMAN
                                 ----------------------
                             Name:  Douglas R. Liftman
                             Title: Vice President

                             BANKBOSTON, N.A., as a Lender


                             By: /s/ TERRENCE RONEN
                                 ------------------
                             Name:  Terrence Ronen
                             Title: Director

                             NATIONSBANK, N.A., as a Lender


                             By: /s/ PAUL A. SQUIRES
                                 --------------------
                             Name:  Paul A. Squires
                             Title: Senior Vice President

                             THE CHASE MANHATTAN BANK, N.A., as a Lender


                             By: /s/ STEVEN WOOD
                                 ---------------
                             Name:  Steven Wood
                             Title: Vice President

                             SOCIETE GENERALE, as a Lender


                             By: /s/ PAUL E. CORNELL
                                 -------------------
                             Name:  Paul E. Cornell
                             Title: Managing Director

                             TORONTO DOMINION (TEXAS), INC., as a Lender


                             By: /s/ CAROL BRANDT
                                 ----------------
                             Name:  Carol Brandt
                             Title: Vice President

                             THE SANWA BANK LIMITED, NEW YORK BRANCH, as a
                             Lender


                             By: /s/ MR. TAKURO OJIMA
                                 --------------------
                             Name:  Mr. Takuro Ojima
                             Title: Assistant Vice President